EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 11/6/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/3/2025	Sell	750	10.81
10/10/2025	Sell	249	10.39
10/20/2025	Sell	17,308	10.65
10/22/2025	Sell	4,100	10.40
10/24/2025	Sell	24,449	10.48
10/27/2025	Sell	50,580	10.59
10/28/2025	Sell	20,224	10.53
10/29/2025	Sell	19,765	10.35
10/30/2025	Sell	15,108	10.27
10/31/2025	Sell	1,496	10.38
11/3/2025	Sell	2,190	10.38
11/4/2025	Sell	24,588	10.24
11/5/2025	Sell	15,272	10.29
11/6/2025	Sell	304,948	10.27